Exhibit 2.1

DESCRIPTION OF COMPANY’S SECURITIES

We were incorporated as an exempted company limited by shares and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time (our “Articles”), and the Companies Act (as amended) of the Cayman Islands, or the “Cayman Islands Companies Act.” A Cayman Islands exempted company limited by shares:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our Memorandum and Articles of Association

Our shareholders have adopted amended and restated memorandum and articles of association pursuant to a special resolution dated July 15, 2024. The following are summaries of material provisions of our memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the relevant member requests a share certificate in writing from the Company, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$50,000 divided into 20,000,000,000 Ordinary Shares, par value US$0.0000025 per share. Subject to the Cayman Islands Companies Act, our Articles and any applicable rules of the relevant stock exchange, the unissued shares of the Company are at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the board of directors may in its absolute discretion determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attached to Ordinary Shares.

There are 21,173,413 Ordinary Shares issued and outstanding. Our authorized share capital of 20,000,000,000 Ordinary Shares comprises solely a single class of shares.

Dividends

Subject to the Cayman Islands Companies Act, our board of directors may from time to time declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of our share premium account or any other fund or account which can be authorised for this purpose in accordance with the Cayman Islands Companies Act.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

No dividend shall bear interest as against the Company.

Voting Rights

Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with our Articles, at any general meeting of the Company on a show of hands every shareholder present in person or by proxy shall have one vote. On a poll every shareholder present in person or by proxy or shall have one vote for every fully paid share of which he or she is the holder.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, subject to the Cayman Islands Companies Act, all of the rights attached to the shares of any class may, unless otherwise provided by the terms of issue of the shares of that class, be may be varied, modified or abrogated with the sanction of a special resolution (being a resolution passed by a majority of not less than two-thirds of votes cast by such holders of shares of such class as, being entitled so to do, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy) passed at a separate general meeting of the holders of shares of that class.

The rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu with those shares or that class.

Alteration of Share Capital

The Company may from time to time by ordinary resolution of our shareholders in accordance with the Cayman Islands Companies Act alter the conditions of our memorandum of association to:

(a)	increase our share capital by such sum, to be divided into shares of such amounts as prescribed by the resolution;

(b)	consolidate and divide all or any of our capital into shares of larger amount than our existing shares;

(c)	without prejudice to the powers of our board of directors under our Articles, divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach to them any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the directors may determine;

(d)	sub-divide our shares, or any of them, into shares of smaller amount than is fixed by our memorandum of association (subject, nevertheless, to the Cayman Islands Companies Act), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e)	cancel any shares which, at the date of the passing of that resolution, have not been taken or agreed to be taken by any person and diminish the amount of our capital by the amount of the shares so cancelled.

We may from time to time by special resolution of our shareholders, subject to any confirmation or consent required by the Cayman Islands Companies Act, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

Calls on Shares and Forfeiture

Subject to our Articles and to the terms of allotment, the directors may from time to time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each shareholder will (subject to being given at least fourteen (14) clear days’ notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his or her shares. A call may be extended, postponed or revoked in whole or in part as the board of directors determines but no shareholder shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty per cent. (20%) per annum) as the board of directors may determine, but the board of directors may in its absolute discretion waive payment of such interest in whole or in part.

We have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. We also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a shareholder (whether or not jointly with other shareholders) for all amounts of money presently payable by such shareholder or his or her estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually become due or not, and notwithstanding that the same are joint debts or liabilities of such shareholder or his estate and any other person, whether a shareholder or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The board of directors may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of the Articles.

Unclaimed Dividend

Any dividend that remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and revert to the Company.

Forfeiture or Surrender of Shares

If a call remains unpaid after it has become due and payable the board of directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment and stating that if the notice is not complied with the shares on which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the board of directors to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture

Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the board of directors determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the board of directors on such terms as the board of directors determines.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares but nevertheless shall remain liable to pay us all moneys which at the date of forfeiture were presently payable by him or her to us in respect of the shares, with (if the board of directors in its discretion requires) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty per cent. (20%) per annum) as the board of directors determine.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share of the Company.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act, the rules and regulations of any relevant stock exchange and our Articles, and to the special rights conferred on the holders of any shares or attaching to any class of shares, we may by our directors:

(a)	issue shares on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the board of directors may deem fit; and

(b)	purchase or otherwise acquire our own shares (including any redeemable shares) on such terms and subject to such conditions and in such manner as the directors determine.

Transfer of Shares

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered on the register of members of the Company.

Where the shares in question are not listed on or subject to the rules of Nasdaq, shares are transferable, subject to the consent of our board of directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

If our directors refuse to register a transfer of a share, they are required, within two months after the date on which the transfer was lodged, to notify the transferee and transferor of the refusal.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands.

General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings. We are not obliged to hold an annual general meeting.

A majority of the directors or the chairman of the board of directors may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine. Any one or more shareholders holding not less than one-third of all votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors (or the secretary of the Company if any), to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition; and such meeting shall be held within two (2) months after the deposit of such requisition. If within twenty one (21) days of such deposit the board of directors fails to proceed to convene such meeting the requisitionist(s) himself or herself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the board of directors shall be reimbursed to the requisitionist(s) by the Company.

A general meeting may be called by not less than ten (10) clear days’ notice but may be called by shorter notice, subject to the Cayman Islands Companies Act, if it is so agreed: (a) in the case of a meeting called as an annual general meeting, by all the shareholders entitled to attend and vote thereat; and (b) in the case of any other meeting, by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the issued shares giving that right. Notice of every general meeting shall be given to all shareholders other than to such shareholders as, under the provisions of our Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a shareholder and to each of the directors.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

If, within thirty minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the general meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and (where applicable) same place(s) or, to such time and (where applicable) such place(s) and in such form and manner as the directors may absolutely determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

The chairman may adjourn any meeting from time to time (or indefinitely), and/or from place to place and/or from one form to another (a physical meeting, a hybrid meeting or an electronic meeting), but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting from which the adjournment took place.

Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

Preferred Shares

Pursuant to our Articles, our directors have the authority to issue shares and other securities of the Company with such preferred, deferred or other special rights, restrictions or privileges whether with regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the directors may determine. We do not currently have plans to issue any preferred shares.

Directors

We may by ordinary resolution of our shareholders impose a minimum number of directors required and by resolution of our directors impose a maximum number of directors permitted to hold office at any time and vary such limits from time to time. Under our Articles, we are required to have a minimum of one director unless otherwise resolved by ordinary resolution.

A director may be elected by ordinary resolution or appointed by the directors. Any election or appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

Under our Articles, no director shall be required to hold any shares of the Company by way of qualification.

A director may be removed by ordinary resolution of our shareholders.

Under our Articles, the office of a director shall be vacated if the director:

(a)	resigns his or her office by notice in writing delivered to the Company at our registered office or tendered at a meeting of the board of directors;

(b)	becomes of unsound mind or dies;

(c)	without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his or her office be vacated;

(d)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his or her creditors;

(e)	is prohibited by the laws of the Cayman Islands from being a director; or

(f)	ceases to be a director by virtue of any provision of any Cayman Islands legislation applying to the Company or is removed from office pursuant to our Articles.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

The business of the Company is managed and conducted by our board of directors, which may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by applicable Cayman Islands law or by our Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of applicable Cayman Islands law and of our Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting. No regulations made by the Company in general meeting shall invalidate any prior act of the board of directors which would have been valid if such regulations had not been made.

The directors may delegate any of their powers, authorities and discretions to any committee consisting of one or more directors and other persons as they think fit. The directors may also, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the directors. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in our Articles for regulating the meetings and proceedings of the board of directors so far as the same are applicable.

The directors may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The directors may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the directors (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the directors may think fit, and the directors may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

The directors may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under our Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit, and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

The directors may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they think fit, and either collaterally with, or to the exclusion of, their own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

The officers of the Company consist of the chairman of the board of directors, the directors and secretary and such additional officers (who may or may not be directors) as the board of directors may from time to time determine, The officers shall receive such remuneration as the directors may from time to time determine. The secretary and additional officers, if any, shall be appointed by the directors and shall hold office on such terms and for such period as the directors may determine. The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the directors from time to time.

The directors may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Cayman Islands Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Subject to the Cayman Islands Companies Act and to our Articles, no director or proposed or intending director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any director is in any way interested be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the Company or the shareholders for any remuneration, profit or other benefits realized by any such contract or arrangement by reason of such director holding that office or of the fiduciary relationship thereby established provided that such director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with our Articles. Any such transaction that would reasonably be likely to affect a director’s status as an “independent director”, or that would constitute a “related party transaction” as defined by the rules and regulations of the relevant stock exchange or under applicable laws, shall require the approval of our audit committee. A director who to his or her knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his or her interest at the meeting of the board of directors at which the question of entering into the contract or arrangement is first considered, if he or she knows his or her interest then exists, or in any other case at the first meeting of the board of directors after he or she knows that he or she is or has become so interested. Following such declaration being made and subject to any separate requirement for audit committee approval under applicable law or the rules and regulations of the relevant stock exchange and, unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Capitalization of Profits

The Company may, upon the recommendation of the board of directors, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the shareholders or any class of shareholders who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the basis that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such shareholders respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such shareholders, or partly in one way and partly in the other.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such shareholders in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the shareholders as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands (the “Grand Court”) for an order that the register be rectified, and the Grand Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of the United Kingdom but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Act contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to follow and apply the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our memorandum and articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles permit indemnification of officers and directors for liabilities incurred in their capacities as such as a result of any act or failure to act unless such losses or damages arise from their own dishonesty, wilful default or fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) a duty not to improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that general meetings may also be convened by any one or more of our directors, or our secretary (if any), on the written request of shareholders entitled to exercise one-third of all votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition; and such meeting shall be held within two (2) months after the deposit of such request. Such written request must state the objects of the meeting. The written request must be lodged at our registered office in the Cayman Islands. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged, the requisitionist(s) may convene the general meeting, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the directors shall be reimbursed to the requisitionist(s) by the Company. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our Articles (which include the removal of a director by ordinary resolution), the office of a director may be vacated if the director: (i) resigns his or her office by notice in writing delivered to the Company at the Company’s registered office or tendered at a meeting of the board of directors; (ii) becomes of unsound mind or dies; (iii) without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his or her office be vacated; (iv) becomes bankrupt or has a receiving order made against him or her or suspends payment or compounds with his or her creditors; (v) is prohibited by the laws of the Cayman Islands from being a director; or (vi) ceases to be a director by virtue of any provision of any Cayman Islands legislation applying to the Company or is removed from office pursuant to our Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our Articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles, if at any time our share capital is divided into different classes of shares, subject to the Cayman Islands Companies Act, all of the rights attached to the shares of any class may, unless otherwise provided by the terms of issue of the shares of that class, be may be varied, modified or abrogated with the sanction of a special resolution (being a resolution passed by a majority of not less than two-thirds of votes cast by such holders of shares of such class as, being entitled so to do, vote in person or, in the case of such shareholders as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy) passed at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our Articles may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.